Exhibit 99.1
Aerie Pharmaceuticals Reports Second Quarter 2020
Financial Results and Provides Business Update
Year-to-Date Net Revenues of $38.4 Million Increased 44% over 2019
Positive Phase 2 Topline Results for AR-1105 Implant Indicate up to Six-Month Sustained Release
AR-15512 Trial for Dry Eye, COMET-1, Set to Initiate this Year
Conference Call and Webcast Today, August 6th, at 5:00 p.m. ET
Durham, N.C. -- (BUSINESS WIRE) -- Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), an ophthalmic pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with open-angle glaucoma, ocular surface diseases and retinal diseases, today reported financial results for the second quarter ended June 30, 2020 and provided a general business update.
“Our second quarter results highlight the continued demand for both products in our glaucoma franchise, Rhopressa® (netarsudil ophthalmic solution) 0.02% and Rocklatan® (netarsudil and latanoprost ophthalmic solution) 0.02%/0.005%. We are pleased to see that our second quarter volumes slightly exceeded those of first quarter, benefiting from the high levels of coverage we have gained, particularly in Medicare Part D. Strategically, this increase in coverage is an important step, considering the number of retiree lives now with formulary access. We continue to believe our glaucoma franchise is poised for meaningful volume growth as eye care professionals increase the number of patient visits,” said Vicente Anido, Jr., Ph.D., Chairman and Chief Executive Officer.
Dr. Anido added, “We continue to execute on our goals with our clinical programs and plans, both in the United States and abroad. Our recently announced positive topline results for AR-1105, which indicated up to six months of sustained efficacy, show the broad prospects of our sustained delivery retina platform. In Europe, we expect the Mercury 3 topline readout later in the third quarter, which will highlight Roclanda® intraocular pressure reducing performance compared to Ganfort®. Our most advanced pipeline product candidate, AR-15512, remains on track for a large-scale Phase 2b trial to commence by year-end 2020, and we are excited for its potential in the large dry eye market with significant unmet needs. Finally, we remain well-funded with approximately $242 million of cash and investments as of June 30, 2020, and our second quarter net cash used in operating activities was a relatively low $22.9 million compared to the past several quarters.”
U.S. Glaucoma Franchise Highlights
•Rhopressa® and Rocklatan® generated second quarter 2020 net revenues of $18.0 million, compared to $15.8 million in the second quarter of 2019, equivalent to an average of $78 per bottle, reflecting higher Medicare Part D formulary access. Wholesaler shipments totaled 232,000 bottles during the second quarter of 2020, which were slightly higher than the first quarter of 2020. Revenues for the six months ended June 30, 2020 totaled $38.4 million, compared to $26.7 million for the six months ended June 30, 2019, equivalent to an average of $83 per bottle.
•Rhopressa® currently has market access for 89 percent of lives covered under Medicare Part D plans and commercial coverage for 90 percent of lives. Rocklatan® has market access for 55 percent of Medicare Part D lives and an additional 15 percent of remaining Medicare Part D lives with affordable access through U.S. government funded Low Income Subsidy programs through which co-pays are less than $10 per month. Commercial coverage for Rocklatan® is at 89 percent of covered lives. Medicare Part D coverage increased substantially from first quarter 2020, which ended with 75 percent and 36 percent coverage for Medicare Part D lives for Rhopressa® and Rocklatan®, respectively.
•Aerie has filed a Prior Approval Supplement with the U.S. Food and Drug Administration (FDA) to obtain FDA approval to manufacture Rhopressa® in Aerie’s manufacturing plant in Athlone, Ireland for commercial distribution in the U.S. market. Aerie received approval from the FDA earlier this year to produce Rocklatan® and began production of commercial supplies of Rocklatan® in the first quarter of 2020.
Pipeline and International Highlights
•Dry eye product candidate AR-15512 continues to advance after recent discussions with the FDA. Aerie plans to initiate its Phase 2b clinical trial, named COMET-1, which will be powered as a Phase 3 clinical trial, in the fourth quarter of 2020 after the completion of remaining preclinical activities.
•Aerie recently completed a Phase 2 clinical trial for AR-1105 (dexamethasone steroid implant) for macular edema due to RVO (retinal vein occlusion), which indicates up to six months sustained release.
•The first-in-human clinical trial for AR-13503 (Rho kinase and Protein kinase C inhibitor implant) commenced in the third quarter of 2019 for neovascular age-related macular degeneration and DME (diabetic macular edema) and Aerie currently expects a topline readout in the second half of 2021.
•Aerie continues to prepare for a Phase 3 clinical trial for Rhopressa® in Japan following Aerie’s meeting with the Japanese Pharmaceuticals and Medical Devices Agency (PMDA) in April 2020 to discuss Phase 3 trial designs. Aerie expects to initiate a Rhopressa® Phase 3 clinical trial in Japan in the fourth quarter of 2020, along with continuing to explore a collaboration with a potential partner in Japan to advance Aerie’s clinical development and ultimately commercialize Rhopressa® and Rocklatan® in Japan.
•Aerie expects an opinion from the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use on the marketing authorisation application (MAA) for Roclanda® (netarsudil and latanoprost ophthalmic solution) 0.02%/0.005% (marketed as Rocklatan® in the United States) in the fourth quarter of 2020. The European Commission granted a centralised marketing authorisation for Rhokiinsa® (netarsudil ophthalmic solution) 0.02% in November 2019.
•Topline data from the Rocklatan® Mercury 3 Phase 3 clinical trial in Europe is expected later in the third quarter of 2020, the results of which will help determine commercial prospects in the region.
Net cash used in operating activities for the quarter ended June 30, 2020 on a U.S. GAAP basis totaled approximately $22.9 million, resulting in $241.9 million in cash and cash equivalents and investments as of June 30, 2020.
Second Quarter 2020 Financial Results
As of June 30, 2020, Aerie had cash and cash equivalents and investments of $241.9 million. For the second quarter ended June 30, 2020, Aerie reported net product revenues of $18.0 million related to the combined sales of Rhopressa®, which was launched in the United States in April 2018, and Rocklatan®, which was launched in the United States in May 2019. Aerie reported a U.S. GAAP net loss of $48.2 million, or $1.05 loss per share, for the second quarter of 2020, compared to a net loss of $47.2 million and $1.04 loss per share for the second quarter of 2019. The weighted average number of shares outstanding utilized in the calculation of net loss per share was 45.9 million and 45.4 million for the second quarters of 2020 and 2019, respectively. Total shares outstanding as of June 30, 2020 were 46.5 million.
The $48.2 million net loss for the second quarter of 2020 is primarily comprised of $10.7 million of gross profit, including $7.3 million in cost of goods sold, and $53.3 million in total operating expenses, including $33.2 million in selling, general and administrative expenses, $0.1 million in pre-approval commercial manufacturing expenses and $19.9 million in research and development expenses. The cost of goods sold includes $5.0 million in idle capacity costs resulting from the Athlone manufacturing plant having just recently become operational and not yet reaching full capacity. Excluding $10.2 million of stock-based compensation expense, for the second quarter of 2020 adjusted cost of goods sold was $6.7 million and adjusted total operating expenses were $43.8 million, with adjusted selling, general and administrative expenses of $26.3 million, adjusted pre-approval commercial manufacturing expenses of $0.1 million and adjusted research and development expenses of $17.4 million. Total adjusted net loss for the second quarter of 2020 was $38.0 million, and adjusted net loss per share was $0.83.
The $47.2 million net loss for the second quarter of 2019 was primarily comprised of $61.2 million in total operating expenses, including $34.5 million in selling, general and administrative expenses, $5.8 million in pre-approval commercial manufacturing expenses and $20.9 million in research and development expenses. Excluding $10.7 million of stock-based compensation expense, adjusted total operating expenses for the second quarter of 2019 were $50.5 million, with adjusted selling, general and administrative expenses of $27.4 million, adjusted pre-approval commercial manufacturing expenses of $5.0 million and adjusted research and development expenses of $18.1 million. Total adjusted net loss for the second quarter of 2019 was $36.5 million, and adjusted net loss per share was $0.80.
Conference Call / Webcast Information
Aerie management will host a live conference call and webcast at 5:00 p.m. Eastern Time today to discuss Aerie’s financial results and provide a general business update.
The live webcast and a replay may be accessed by visiting Aerie’s website at http://investors.aeriepharma.com. Please connect to Aerie’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call (888) 734-0328 (U.S.) or (678) 894-3054 (international) to listen to the live conference call. The conference ID number for the live call is 7286070. Please dial in approximately 10 minutes prior to the call. Telephone replay will be available approximately two hours after the call. To access the replay, please call (855) 859-2056 (U.S.) or (404) 537-3406 (international). The conference ID number for the replay is 7286070. The telephone replay will be available until August 14, 2020.
About Aerie Pharmaceuticals, Inc.
Aerie is an ophthalmic pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with open-angle glaucoma, ocular surface diseases and retinal diseases. Aerie’s first product, Rhopressa® (netarsudil ophthalmic solution) 0.02%, a once-daily eye drop approved by the U.S. Food and Drug Administration (FDA) for the reduction of elevated intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension, was launched in the United States in April 2018. In clinical trials of Rhopressa®, the most common adverse reactions were conjunctival hyperemia, corneal verticillata, instillation site pain, and conjunctival hemorrhage. More information about Rhopressa®, including the product label, is available at www.rhopressa.com. Aerie’s second product for the reduction of elevated IOP in patients with open-angle glaucoma or ocular hypertension, Rocklatan® (netarsudil and latanoprost ophthalmic solution) 0.02%/0.005%, the first and only fixed-dose combination of Rhopressa® and the widely-prescribed PGA (prostaglandin analog) latanoprost, was launched in the United States in May 2019. In clinical trials of Rocklatan®, the most common adverse reactions were conjunctival hyperemia, corneal verticillata, instillation site pain, and conjunctival hemorrhage. More information about Rocklatan®, including the product label, is available at www.rocklatan.com. Aerie continues to focus on global expansion and the development of additional product candidates and technologies in ophthalmology, including for wet age-related macular degeneration and diabetic macular edema. More information is available at www.aeriepharma.com.

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the duration and severity of the coronavirus disease (COVID-19) outbreak, including the impact on our clinical and commercial operations, demand for our products and financial results and condition of our global supply chains; our expectations regarding the commercialization and manufacturing of Rhopressa®, Rocklatan®, Rhokiinsa® and Roclanda® or any current or future product candidates, including the timing, cost or other aspects of their commercial launch; our commercialization, marketing, manufacturing and supply management capabilities and strategies in and outside of the United States; the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for Rhopressa® and Rocklatan®, with respect to regulatory approval outside of the United States, and any current or future product candidates, including statements regarding the timing of initiation and completion of the studies and trials, such as statements in this press release regarding any expected clinical trials for AR-15512 (formerly AVX-012), AR-1105 or AR-13503 and the results of such clinical trials; our expectations regarding the effectiveness of Rhopressa®, Rocklatan®, Rhokiinsa®, Roclanda® or any current or future product candidates; the timing of and our ability to request, obtain and maintain FDA or other regulatory authority approval of, or other action with respect to, as applicable, Rhopressa®, Rocklatan® or any current or future product candidates, including the expected timing of, and timing of regulatory and/or other review of, filings for, as applicable, Rhopressa®, Rocklatan® or any current or future product candidates; the potential advantages of Rhopressa® and Rocklatan® or any current or future product candidates; our plans to pursue development of additional product candidates and technologies; our plans to explore possible uses of our existing proprietary compounds beyond glaucoma, including development of our retina program; our ability to protect our proprietary technology and enforce our intellectual property rights; and our expectations regarding strategic operations, including our ability to in-license or acquire additional ophthalmic products, product candidates or technologies. In particular, FDA approval of Rhopressa® and Rocklatan® and EMA approval of Rhokiinsa® do not constitute regulatory approval of Rhopressa® and Rocklatan® in other jurisdictions, including EMA approval of Roclanda®, and there can be no assurance that we will receive regulatory approval for Rhopressa® and Rocklatan® in such other jurisdictions, including EMA approval of Roclanda®. In addition, FDA approval of Rhopressa® and Rocklatan® do not constitute FDA approval of our current or any future product candidates, and there can be no assurance that we will receive FDA approval for our current or any future product candidates. Furthermore, EMA acceptance of the MAA for Roclanda® does not constitute EMA approval of Roclanda®, and there can be no assurance that we will receive EMA approval of Roclanda®. In addition, the acceptance of the INDs by the FDA for AR-15512, AR-1105 and AR-13503 do not constitute FDA approval of AR-15512, AR-1105 or AR-13503 and the outcomes of later clinical trials for AR-15512, AR-1105 or AR-13503 may not be sufficient to submit an NDA with the FDA or to receive FDA approval. The topline data presented herein is preliminary and additional information about the results may be disclosed at any time. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, industry change and other factors beyond our control, and depend on regulatory approvals and economic and other environmental circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Non-GAAP Financial Measures
To supplement our financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures, some of which are discussed above: adjusted net loss, adjusted cost of goods sold, adjusted selling, general and administrative expenses, adjusted pre-approval commercial manufacturing expenses, adjusted research and development expenses, adjusted total operating expenses and adjusted net loss per share. For reconciliations of non-GAAP measures to the most directly comparable GAAP measures, please see the “Reconciliation of GAAP to Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Loss Per Share to Adjusted Net Loss Per Share” tables in this press release.
We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key metrics used by management in operating our business.
The presentation of these financial measures is not intended to be considered in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, the adjustments to our GAAP financial measures reflect the exclusion of stock-based compensation expense, which is recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures.

AERIE PHARMACEUTICALS, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	JUNE 30, 2020	DECEMBER 31, 2019
Assets
Current assets
Cash and cash equivalents	$151,299	$143,940
Short-term investments	90,619	165,250
Accounts receivable, net	43,078	38,354
Inventory	19,092	21,054
Prepaid expenses and other current assets	8,991	7,744
Total current assets	313,079	376,342
Property, plant and equipment, net	56,177	58,147
Operating lease right-of-use assets	14,906	16,523
Other assets	1,093	1,596
Total assets	$385,255	$452,608

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$6,661	$12,770
Accrued expenses and other current liabilities	71,886	65,376
Operating lease liabilities	5,314	5,502
Total current liabilities	83,861	83,648
Convertible notes, net	199,157	188,651
Long-term operating lease liabilities	10,501	12,102
Other non-current liabilities	1,924	1,257
Total liabilities	295,443	285,658
Stockholders’ equity
Common stock	47	46
Additional paid-in capital	1,082,964	1,062,996
Accumulated other comprehensive income (loss)	117	(92)
Accumulated deficit	(993,316)	(896,000)
Total stockholders’ equity	89,812	166,950
Total liabilities and stockholders’ equity	$385,255	$452,608

AERIE PHARMACEUTICALS, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
Product revenues, net	$18,033	$15,835	$38,374	$26,687
Total revenues, net	18,033	15,835	38,374	26,687
Costs and expenses:
Cost of goods sold	7,326	705	13,418	1,086
Selling, general and administrative	33,237	34,482	70,139	70,764
Pre-approval commercial manufacturing	80	5,819	2,194	10,276
Research and development	19,943	20,904	39,116	38,788
Total costs and expenses	60,586	61,910	124,867	120,914
Loss from operations	(42,553)	(46,075)	(86,493)	(94,227)
Other (expense) income, net	(5,634)	(1,089)	(10,856)	(978)
Loss before income taxes	(48,187)	(47,164)	(97,349)	(95,205)
Income tax benefit	—	—	(33)	(90)
Net loss	$(48,187)	$(47,164)	$(97,316)	$(95,115)
Net loss per common share—basic and diluted	$(1.05)	$(1.04)	$(2.12)	$(2.10)
Weighted average number of common shares outstanding—basic and diluted	45,876,106	45,397,024	45,834,305	45,334,191

AERIE PHARMACEUTICALS, INC.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(in thousands)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
Net loss (GAAP)	$(48,187)	$(47,164)	$(97,316)	$(95,115)
Add-back: stock-based compensation expense	10,176	10,695	20,705	23,315
Adjusted Net loss	$(38,011)	$(36,469)	$(76,611)	$(71,800)

Cost of goods sold (GAAP)	$7,326	$705	$13,418	$1,086
Less: stock-based compensation expense	(670)	—	(1,167)	—
Adjusted cost of goods sold	$6,656	$705	$12,251	$1,086

Selling, general and administrative expenses (GAAP)	$33,237	$34,482	$70,139	$70,764
Less: stock-based compensation expense	(6,900)	(7,091)	(13,808)	(16,212)
Adjusted selling, general and administrative expenses	$26,337	$27,391	$56,331	$54,552

Pre-approval commercial manufacturing expenses (GAAP)	$80	$5,819	$2,194	$10,276
Less: stock-based compensation expense	(22)	(834)	(316)	(1,683)
Adjusted pre-approval commercial manufacturing expenses	$58	$4,985	$1,878	$8,593

Research and development expenses (GAAP)	$19,943	$20,904	$39,116	$38,788
Less: stock-based compensation expense	(2,584)	(2,770)	(5,414)	(5,420)
Adjusted research and development expenses	$17,359	$18,134	$33,702	$33,368

Total operating expenses (GAAP)	$53,260	$61,205	$111,449	$119,828
Less: stock-based compensation expense	(9,506)	(10,695)	(19,538)	(23,315)
Adjusted total operating expenses	$43,754	$50,510	$91,911	$96,513

AERIE PHARMACEUTICALS, INC.
Reconciliation of GAAP Net Loss Per Share to Adjusted Net Loss Per Share
(Unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
Net loss per common share—basic and diluted (GAAP)	$(1.05)	$(1.04)	$(2.12)	$(2.10)
Add-back: stock-based compensation expense	0.22	0.24	0.45	0.51
Adjusted Net loss per share—basic and diluted	$(0.83)	$(0.80)	$(1.67)	$(1.59)
Weighted average number of common shares outstanding—basic and diluted	45,876,106	45,397,024	45,834,305	45,334,191

Contacts
Aerie Pharmaceuticals
Media: Tad Heitmann 949-526-8747; theitmann@aeriepharma.com
Investors: Ami Bavishi 908-947-3949; abavishi@aeriepharma.com